Exhibit 1    Convertible Preferred Stock
Under the terms of the convertible preferred stock, each share of series A and series B convertible preferred stock may convert at the option of the holder at any time, without the payment of any additional consideration by such holder, into the number of shares of common stock equal to the initial purchase price of such share of preferred stock together with all accrued and unpaid dividends, if any, on such share divided by the
"Conversion Price" in effect at the time of the conversion. "Conversion Price" is initially defined as $16.15 per share, to be adjusted as provided in the certificate of designations of the powers, preferences and other special rights of the convertible preferred stock.
Each share of the convertible preferred stock must automatically convert into shares of the common stock upon the closing of a firm commitment underwritten public offering of the issuer with (i) an offering price, after underwriting commissions of at least
$22.00 per share (as appropriately adjusted for stock splits, stock dividends, reverse splits, reclassifications, recapitalizations and similar events), (ii) proceeds to the issuer of no less than $50 million, after underwriting commissions, and (iii) a post-public offering valuation of the issuer's outstanding common stock of at least $500 million (a
"Qualifying Public Offering"). Upon the closing of a Qualifying Public Offering, each share of series A convertible preferred stock and series B convertible preferred stock, together with all accrued and unpaid dividends, if any, must convert into the number of shares of common stock equal to the initial purchase price of such share of preferred stock together with all accrued and unpaid dividends, if any, on such share divided by the
Conversion Price in effect at the time of the conversion. Upon such conversion, each holder of shares of series A convertible preferred stock would also receive an amount per share payable in cash or, at the option of the issuer or the holders of a majority of the series A convertible preferred stock, the number of shares of common stock equal to the initial purchase price of such shares of series A convertible preferred stock divided by the
Conversion Price.
In the event that a public offering of the issuer is consummated prior to December
31, 2004 and does not fall within the definition of "Qualifying Public Offering" but under which the issuer's pre-money market capitalization exceeds $200 million, each share of series A convertible preferred stock and series B convertible preferred stock will be exchanged for the number of shares of common stock equal to (i) 2.25 times the initial purchase price of such share of preferred stock divided by (ii) the per share public offering price, before underwriting discounts and commissions.
In addition, upon conversion of all of outstanding shares of series A convertible preferred stock pursuant to the terms described in the preceding paragraph, Kelso Investment Associates
VI, L.P. and KEP VI, LLC, as holders of all outstanding shares of series A convertible preferred stock, will receive an additional number of shares of common stock equal to the initial purchase price of such shares of series A convertible preferred stock divided by the per share public offering price, before underwriting discounts and commissions.
Each share of convertible preferred stock must automatically convert into shares of common stock upon the closing of a sale transaction pursuant to which (i) the issuer's aggregate equity is valued in excess of $750 million, (ii) each share of common stock is valued at $34.00 per share or greater (as appropriately adjusted for stock splits, stock dividends, reverse splits, reclassifications, recapitalizations and similar events), and (iii)
the consideration received in such sale transaction consists entirely of cash and marketable securities (a "Qualifying Sale"). Upon the closing of a Qualifying Sale, each share of convertible preferred stock, together with all accrued and unpaid dividends, if any, must convert into the number of shares of common stock equal to the initial purchase price of such share of preferred stock together with all accrued and unpaid dividends, if any, on such share divided by the Conversion Price in effect at the time of the conversion. Upon such conversion, each holder of shares of series A convertible preferred stock would also receive an amount per share payable in cash or, at the option of the issuer or the holders of a majority of the series A convertible preferred stock, (x)
the number of shares of common stock equal to the initial purchase price of such shares of series A convertible preferred stock divided by the Conversion Price or (y) the number of shares of marketable securities of the acquiror or surviving entity in such Qualifying
Sale as would have been received in such Qualifying Sale by a holder of the number of shares of common stock determined pursuant to clause (x).
Each share of convertible preferred stock, together with all accrued and unpaid dividends, if any, must also automatically convert into shares of common stock at the then effective Conversion Price applicable to such share if the holders of a majority of the shares of series A and series B convertible preferred stock issued on or prior to February
28, 2003 have elected to so convert.
Each share of series A convertible preferred stock, together with all accrued and unpaid dividends, if any, must automatically convert into shares of common stock at the then effective Conversion Price applicable to such share if the holders of a majority of the shares of series A convertible preferred stock issued on the date on which shares of series
A convertible preferred stock were first issued have elected to convert.
Each share of series B convertible preferred stock, together with all accrued and unpaid dividends, if any, must automatically convert into shares of common stock at the then effective Conversion Price applicable to such share if the holders of a majority of the shares of series B convertible preferred stock then outstanding have elected to convert.

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Kelso1.txt

Kelso1.txt